EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

AMG Pantheon Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$96,850,599.16 (1)	0.01102%	$10,672.94 (2)

Fees Previously Paid			$10,672.94 (2)

Total Transaction Valuation	$96,850,599.16 (1)

Total Fees Due for Filing			$10,672.94

Total Fees Previously Paid			$10,672.94

Total Fee Offsets

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of April 30, 2023. The fee of $10,672.94 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on June 23, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation.